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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CYBER DIALOGUE INC.

           -------------------------------------------------------------
                     Pursuant to Section 245 of the General
                    Corporation Law of the State of Delaware
           -------------------------------------------------------------

         Cyber Dialogue Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         The name of the Corporation is Cyber Dialogue Inc. and the date of filing of its original Certificate of Incorporation with the Delaware Secretary of State was September 25, 1996. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Corporation's Certificate of Incorporation, as amended to date, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, which reads in its entirety as set forth below:

         FIRST: The name of the Corporation is Cyber Dialogue Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares of Common Stock, each having a par value of one penny ($0.01).

         FIFTH: The name and mailing address of the Sole Incorporator is as follows:


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                           Deborah M. Reusch
                           P.O. Box 636
                           Wilmington, DE 19899

         SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

         (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

         (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the


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                  provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the Chief Financial Officer and Secretary of the Corporation this 17th day of February, 2000.

                                           /s/ C. Andrew Watt
                                           -------------------------------------
                                           C. Andrew Watt
                                           Chief Financial Officer and Secretary


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